Exhibit 10.1

Private & Confidential

Terms for AV Securities – FTC Solar (FTCI) Investment Agreement

This term sheet (the “Term Sheet”) sets forth the principal terms and conditions relating to an investment by AV Securities and its affiliates in FTC Solar, Inc., and shall be binding on the parties hereto.

Lender	AV Securities Inc. and its affiliates (the “Lender”)

Borrower	FTC Solar (“FTC Solar” or “Borrower”, and together with the Lender, the “Parties”)

Facility amount	$5MM (the “Loan”), subject to FTC Solar entering into an investment agreement for at least $10MM with FH Capital or other similar investor (the “Additional Investment”) on or prior to March 31st, 2025 (the “Outlier Date”). The proceeds of the Loan shall be disbursed by the Lender to the Borrower contemporaneously with the funds to be disbursed to the Lender under the Additional Investment, and in no event later than 10 Business Days as of the date of closing of the Additional Investment.

Option	In the event that the Borrower does not enter into the Additional Investment on or prior to the Outlier Date, the Lender shall exercise an option to grant a loan to the Borrower for an amount of up to $10MM, as shall be determined by the Lender, in the same form and on the same terms and conditions as those that would have applied under the Loan (the “Option”). Connection with the exercise of the option the Parties shall be required to enter into Definitive Agreements (as defined herein) and the Option Amount will be required to be disbursed by the Lender to the Borrower no later than May 31, 2025.

Senior Secured Notes	FTC Solar will issue senior secured notes to the Lender (the “Notes”) representing amounts disbursed under the Loan or the Option, as the case may be.

Use of proceeds	Balance sheet support and growth acceleration

Tenor	5 years

Interest	The Notes will bear interest at 11.0% per annum, payable semi-annually in cash or 13% per annum, payable semi-annually if paid in PIK at FTC Solar’s option. Upon the occurrence and during the continuance of an event of default, the Notes will bear interest at 16.0% per annum.

Warrant	At drawdown of the amounts to be disbursed under the Loan or under the Option, as the case may be (the “Closing Date”), FTC Solar shall issue to the Lender warrants (collectively, the “Warrants”) to purchase at 583,333 shares (at a $5M investment) or 1,166,667 shares (at a $10M investment) of Common Stock par value $___, at an exercise price of $0.10 per share. Each Warrant shall entitle its holder to purchase one share of Common Stock. Each Warrant shall be exercisable at the sole option of its holder immediately, at any time and from time to time, in whole or in part, and will expire on the date that is 10 years following the Closing Date. The Warrants will be exercisable for cash or using standard cashless exercise provisions. The Warrants will be issued in physical form and will not be listed for trading. While the Warrants will be immediately exercisable, the shares issued upon exercise of the Warrants shall be listed on Nasdaq and may be sold in accordance with Rule 144 once a holding period has been met. The warrants will contain standard provisions regarding fundamental transactions.

Private & Confidential

Reservation Shares	FTC Solar shall at all times reserve and keep available, free from preemptive rights and solely for the purpose of enabling it to satisfy its obligation to issue shares upon the exercise of the Warrants, a number of authorized and unissued shares of FTC Solar equal to at least the maximum number of shares that would be issued if the Warrants outstanding at such time were fully exercised for cash.

Financial covenants

•   Revenue in every financial year > $100M in 2025 and $200M 2026, tested annually and on a consolidated basis

•   EBITDA in every financial year > $25M tested annually and on a consolidated basis starting in 2026.

•   liquid cash balance > $5mn, tested quarterly and on a consolidated basis

Information covenants

Customary reporting and information covenants including but not limited to:

•   Delivery of annual and quarterly financial statements within 120 and 45 days after the end of each period, respectively;

•   Delivery of monthly report on consolidated balance sheet within 30 days after end of each month;

•   Monthly meetings with the Lender and the engagement of advisors and consultants requested by the Lender;

•   Any other customary covenants for similar facility;

Restrictive covenants

•   Borrower and all its existing and future, direct and indirect, subsidiaries (the “Borrower Group”) shall not incur or guarantee any other indebtedness or liens on any assets without the Lender’s prior written approval, except for (a) unsecured trade payables incurred in the ordinary business, (b) debt existing as of the date hereof in an aggregate principal amount not to exceed at any time US$______, and (c) such other debt designated as permitted debt in the Definitive Agreements;

•   The Borrower Group shall not make capital expenditure in any month in excess of [ ]% above the amount for such month’s target;

•   The Borrower Group shall not pay any dividends or other distributions, repay or prepay any indebtedness (except the Notes), make loans or advances, transfer, lease or license any of its property or assets, repurchase stock, enter into any affiliated transactions, except for ______

•   The Borrower Group shall not make any investments other than _______,

•   The Borrower Group shall not dispose any assets or enter into any transaction of merger or liquidation, other than _______

•   Any other customary affirmative or negative covenants for similar facility.

Anti-dilution	The Warrants will provide for proportional anti-dilution adjustments that will appropriately adjust the number of shares of common stock of FTC Solar purchasable upon exercise of the Warrants in the event of a stock split, reverse stock split or stock dividend, reclassification or combination or subdivision in respect of common stock or for any special dividends or spin-off transactions.

Notices	FTC Solar shall provide each holder of Warrants with copies of all notices and other materials provided to holders of common stock of FTC Solar, and shall promptly provide each holder written notice of (i) any event that would result in antidilution adjustment of the Warrants, (ii) an “FTC Solar Sale” (i.e., consolidation, merger, sale of all or substantially all assets of the Borrower Group or similar transaction in which the holders of common stock are or will be entitled to received cash, stock, securities or other assets or property with respect to or in exchange for shares of equity interest of FTC Solar), (iii) any other matters or events with respect to which holders of common stock of FTC Solar receive notice.

Private & Confidential

FTC Solar Sale	In the event of any FTC Solar Sale, then all remaining Warrants shall be deemed automatically exercised immediately prior to the closing of such FTC Solar Sale and the new equity interests issued upon exercise thereof shall be included in such FTC Solar Sale as all other equity interest of FTC Solar Sale.

Amendments	Any amendment of the Warrants shall require the prior written consent of the Lender

Redemption	The Warrants will not be subject to redemption by FTC Solar or any other person

FH Capital Investment	If the terms and conditions of the Additional Investment are any more favorable than those granted to the Lender in this Term Sheet, FTC Solar shall grant the Lender such more favorable terms and conditions, ensuring that the Lender receives terms and conditions that are at least as favorable as those granted under the Additional Investment. FTC Solar shall disclose to the Lender all the agreements related to the Additional Investment.

Make-whole	If the Borrower repays the facility and interest in full within [ ] months after drawdown, the Borrower shall pay a Make-whole amount, the sum of undiscounted interest payments that would have otherwise been payable through [ ] months, to the Lender.

Guaranty	FTC Solar and all of its existing and future, direct and indirect, subsidiaries shall provide an irrevocable and unconditional guaranty to this facility. Any indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor is subordinated in right of payment to the guaranteed obligations under this facility.

Security; Collateral and Rank	The Notes shall be designated by FTC Solar as senior secured indebtedness secured by a first-priority security interest in and liens on all of FTC Solar’s and its subsidiaries’ present and future assets, including without limitation intellectual property of FTC Solar and its subsidiaries, capital stock and other equity securities of all FTC Solar’s direct or indirect subsidiaries, accounts receivable (the “Collateral”). There will be a subsidiary guarantee of all obligations owed to Lender.

Conditions to Closing

The consummation of the Loan or the Option, as the case may be, shall be subject to the following conditions. Each such condition must be satisfied or waived, and such satisfaction and/or waiver of each such condition shall be determined by the Lender in its sole discretion.

•   The Company shall have in all material respects performed, and be in compliance with, all obligations, agreements, covenants, closing conditions and other provisions contained in the Definitive Agreements, required to be performed or fulfilled on or before the closing date.

•   All representations and warranties set forth in the Definitive Agreements shall be true and correct as of closing.

•   There shall have been no change that has had or is reasonably likely to have a material adverse effect on the business, affairs, prospects, operations, properties, assets, liabilities, structure or condition, financial or otherwise, of the Borrower Group (as such business is presently conducted and/or as it is proposed to be conducted).

•   All corporate and other proceedings, and all documents relating to the issuance and sale of the Notes and the Warrants shall be satisfactory in substance and form to the Lender,

Private & Confidential

•   Lender’s counsel shall have received all such counterpart originals or certified or other copies of such documents as they may have requested including, without limitation (a) the resolutions of the Board of Directors of the Borrower Group, authorizing and approving all the transactions contemplated in this Term Sheet certified by the Secretary of the Borrower as of the closing date. (b) all stockholder consents, votes or other approval required by applicable state or federal law (including any and all SEC rules and regulations) and any consents required by applicable securities exchanges or markets required to authorize and approve all matters in connection with the transactions contemplated in this Term Sheet

•   The Borrower Group shall have executed, delivered and maintained in force the Definitive Agreements, and such other documents as may be necessary or desirable in the determination of the Lender

•   The Lender shall have received from counsel to the Borrower Group an opinion letter containing opinions customary for transactions of this type in the form reasonably acceptable to the Lender.

•   The Borrower shall have delivered a certificate of its Chief Executive Officer certifying that all closing conditions have been fulfilled and that all representations and warranties are applicable and true as of the date of such closing.

•   The satisfaction of other customary conditions of transactions of this sort that the Lender may reasonably require, including UCC filings relating to the Collateral.

Definitive Documents	The Loan or the Option, as the case may be, shall be instrumented by agreements with similar terms, mutatis mutandi, as those provided in the Securities Purchase Agreement entered into by the Lender and the Borrower dated December 4, 2024 the “SPA”), including the Notes, Registration Rights Agreement, the Guaranties and other transaction documents as defined in the SPA, adapted to the terms of the Loan or the Option, as the case may be (the “Definitive Agreements”). The Definitive Agreement shall contain, among other things, appropriate representations and warranties (including, without limitation, reps and warranties concerning the intellectual property, the financial condition of the Borrower Group, the absence of litigation or threats thereof, and full disclosure of all material information), covenants, agreements, events of default, change of control provisions, anti-dilution protections, indemnities, protective provisions, conditions of closing including those noted above, payments and remedies, announcements and disclosures.

Announcement	Any press release or similar public announcement or communication to be made in connection with the transactions contemplated in this Term Sheet shall be agreed in advance and in writing between FTC Solar and Lender.

Taxes	FTC Solar shall pay any and all stamp duties or withholding tax in connection with the issue of the Notes and the Warrants, as well as on any and all payments under the terms and conditions of the Notes. Standard tax gross-up provisions will apply in case of any withholding taxes applicable to any payments to the Lender under the terms and conditions of the Notes.

Governing law	Law of New York.

Private & Confidential

IN WITNESS WHEREOF, the parties hereto have executed this binding term sheet, effective as of the latest date written below.

AV SECURITIES, INC.

By:	/s/ Claudio Dolman
Name: Claudio Dolman
Title: AV Securities
Date: March 4, 2025

FTC SOLAR, INC.

By:	/s/ Yann Brandt
Name: Yann Brandt
Title: CEO FTC Solar, Inc.
Date: March 4, 2025